SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                                (Amendment No. 1)



                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of earliest event reported): July 20, 2001 (May 23, 2001)
                                                   ----------------------------


Commission file number:      0-9831
                            --------


                               LIZ CLAIBORNE, INC.
              ----------------------------------------------------
                  (Exact name of registrant as specified in its
                                    charter)


          Delaware                                          13-2842791
------------------------------                     -----------------------------
      (State or other                                   (I.R.S. Employer
      jurisdiction of                                  Identification No.)
       incorporation)



        1441 Broadway, New York, New York                         10018
---------------------------------------------------       ----------------------
     (Address of principal executive offices)                   (Zip Code)



                                 (212) 354-4900
              ----------------------------------------------------
                 (Registrant's telephone number, including area
                                      code)



                                 NOT APPLICABLE
        ----------------------------------------------------------------
          (Former name or former address, if changed since last report)

This Form 8-K/A of Liz Claiborne, Inc (the "Company") amends our Current Report on Form 8-K dated May 23, 2001 to include the financial statements and unaudited pro forma financial information set forth below which was omitted from the original filing pursuant to Items 7 (a) (4) and 7 (b) (2) of Form 8-K.

Statements contained herein and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, and in oral statements made by, or with the approval of, authorized personnel that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2001, or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are indicated by words or phrases such as "plan", "anticipate", "estimate", "project", "management expects", "the Company believes", "remains optimistic" or "currently envisions" and similar phrases are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Among the factors that could cause actual results to materially differ include changes in regional, national, and global microeconomic and macroeconomic conditions, including the levels of consumer confidence and spending, consumer income growth, higher personal debt levels, rising energy costs, increasing interest rates and increased stock market volatility; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; risks relating to retailers' buying patterns and purchase commitments for apparel products in general and the Company's products specifically; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; risks related to the Company's ability to establish, defend and protect its trademarks and other proprietary rights and other risks relating to managing intellectual property issues; uncertainties relating to the Company's ability to successfully implement its growth strategies, integrate recent or future acquisitions, maintain product licenses, or successfully launch new products and lines; risks associated with the entry into new markets, either through internal development activities or acquisitions; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; and risks associated with changes in social, political, economic and other conditions affecting foreign operations and sourcing.

With respect to foreign sourcing, the Company notes that legislation which would further restrict the importation and/or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress. Although it is unclear whether any new legislation will be enacted into law, it appears likely that various new legislative or executive initiatives will be proposed. These initiatives may include a reevaluation of the trading status of certain countries, and/or retaliatory duties, quotas or other trade sanctions, which, if enacted, would increase the cost of products purchased from suppliers in such countries. In light of the very substantial portion of the Company's products, which are manufactured by foreign suppliers, the enactment of new legislation or the administration of current international trade regulations, or executive action affecting international textile agreements could adversely affect the Company's operations.

The Company from time to time reviews its possible entry into new markets, either through internal development activities, acquisitions or licensing. The entry into new markets (including the development and launch of new product categories and product lines), such as the Company's entry into the moderate market, the acquisition of businesses, such as the Company's acquisitions of Mexx Group B.V., Segrets, Inc., Lucky Brand Dungarees Inc., Podell Industries, Inc. (Laundry), and the assets of the Monet Group, and the licensing of brands such as DKNY(R) JEANS and DKNY(R) ACTIVE, CITY DKNY(R), KENNETH COLE NEW YORK, REACTION KENNETH COLE and UNLISTED.COM, are accompanied by risks inherent in any such new business venture and may require methods of operations and marketing and financial strategies different from those employed in the Company's other businesses. Moreover, certain new businesses may be lower margin businesses and may require the Company to achieve significant cost efficiencies. In addition, new markets, product categories, product lines and businesses may involve buyers, store customers and/or competitors different from the Company's historical buyers, customers and competitors. Furthermore, the Company's acquisition of other businesses entails the normal risks inherent in such transactions, including, without limitation, possible difficulties, delays and/or unanticipated costs in integrating the business, operations, personnel, and/or systems of the acquired entity; risks that projected or satisfactory level of sales, profits and/or return on investment will not be generated; risks that expenditures required for capital items or working capital will be higher than anticipated; risks involving the Company's ability to retain and appropriately motivate key personnel of the acquired business; and risks associated with unanticipated events and unknown or uncertain liabilities. In addition, businesses licensed by the Company are subject to risks inherent in such transactions, including compliance with terms set forth in the applicable license agreements, including among other things the maintenance of certain levels of sales, and the public perception and/or acceptance of the licensor's brands or other product lines, which are not within the Company's control.

Reference is also made to the other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2000 Annual Report on Form 10-K, including, without limitation, those set forth under the heading
"Business-Competition; Certain Risks".

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 7.  FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

(a) The financial statements of the business acquired, Mexx Group B.V., have been prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP") and are presented as follows:

                                                                        Page No.

     Report of Independent Auditors                                        5

     Financial Statements and notes thereon - Year Ended
     December 30, 2000 6

     Unaudited Interim Combined Balance Sheet and Statement of
     Income - Three Months Ended March 31, 2001                           25

     Notes to Unaudited Interim Combined Financial Statements             27

(b) The pro forma combined financial statements of Liz Claiborne, Inc. and Mexx Group B.V. have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are presented as follows:

                                                                        Page No.

     Introduction                                                         28

     Unaudited Pro Forma Condensed Combined Balance Sheet
     as of March 31, 2001                                                 29

     Unaudited Pro Forma Condensed Combined Statement of
     Income for the Fiscal Year Ended December 30, 2000                   30

     Unaudited Pro Forma Condensed Combined Statement of
     Income for the Three Months Ended March 31, 2001                     31

SIGNATURES                                                                35

REPORT OF INDEPENDENT AUDITORS


AUDITORS' REPORT


Introduction

We have audited the financial statements of MEXX GROUP B.V., Voorschoten, The Netherlands, for the year 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

We conducted our audit in accordance with auditing standards generally accepted in The Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of the company as at December 31, 2000 and of the result for the year then ended in accordance with accounting principles generally accepted in The Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of The Netherlands Civil Code.


/s/ Arthur Andersen LLP

Rotterdam, The Netherlands
February 13, 2001

M E X X   G R O U P   B. V.
CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2000


(Before appropriation of net income)
(Currency - thousands of euros)

                                                                          2000              1999
------------------------------------------------------------------------------------------------

A S S E T S
FIXED ASSETS

    Tangible fixed assets                                         E     46,706      E     31,888
    Loans to shareholders                                                3,517             3,488
                                                                  ------------      ------------

              Total fixed assets                                        50,223            35,376
                                                                  ------------      ------------


CURRENT ASSETS

    Inventory
       On hand
           Raw materials                                                 3,630             5,035
           Finished products-
              Wholesale                                                 17,467            10,031
              Retail                                                    24,027            14,541
              Other                                                      8,175             5,828
                                                                  ------------      ------------
                                                                        53,299            35,435

       Goods in transit                                                 32,762            26,490
                                                                  ------------      ------------

                                                                        86,061            61,925
                                                                  ------------      ------------

    Accounts receivable-
       Trade                                                            20,783            15,539
       Shareholders                                                        219               253
       Other                                                            11,292             9,665
                                                                  ------------      ------------

                                                                        32,294            25,457
                                                                  ------------      ------------


    Cash                                                                 2,264            10,412
                                                                  ------------      ------------

              Total current assets                                     120,619            97,794
                                                                  ------------      ------------

              Total assets                                        E    170,842      E    133,170
                                                                  ============      ============

                                                                          2000              1999
------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY AND LIABILITIES

SHAREHOLDERS' EQUITY                                              E     38,924      E     29,382

SUBORDINATED LOANS                                                       4,356             5,082
                                                                  ------------      ------------

              Total group capital at risk                               43,280            34,464
                                                                  ------------      ------------




PROVISION FOR DEFERRED INCOME TAXES                                        537               566
                                                                  ------------      ------------




LONG-TERM LIABILITIES

    Mortgage loans                                                       7,006             7,035
    Other                                                                5,283             4,410
                                                                  ------------      ------------

              Total long-term liabilities                               12,289            11,445
                                                                  ------------      ------------




SHORT-TERM LIABILITIES

    Bank overdrafts                                                     56,970            43,237
    Trade accounts payable                                              34,539            23,741
    Taxes and social security contributions                              7,565             5,533
    Accrued liabilities and other debts                                 15,662            14,184
                                                                  ------------      ------------

              Total short-term liabilities                             114,736            86,695
                                                                  ------------      ------------

              Total shareholders' equity and liabilities          E    170,842      E    133,170
                                                                  ============      ============

M E X X   G R O U P   B. V.
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000


(Currency - thousands of euros)



                                                                          2000              1999
------------------------------------------------------------------------------------------------

NET SALES                                                         E    381,775      E    283,506

COST OF SALES                                                          194,342           140,622
                                                                  ------------      ------------

              Gross profit on sales                                    187,433           142,884


SELLING AND DISTRIBUTION EXPENSES                                       88,126            68,427

GENERAL ADMINISTRATIVE EXPENSES                                         74,281            59,696
                                                                  ------------      ------------

              Total operating expenses                                 162,407           128,123
                                                                  ------------      ------------

              Operating income                                          25,026            14,761

FINANCIAL INCOME AND EXPENSE, NET                                       (7,454)           (4,491)
                                                                  ------------      ------------

              Income from operations
                  before taxation                                       17,572            10,270

PROVISION FOR INCOME TAXES                                               3,425             1,462
                                                                  ------------      ------------

              Net income                                          E     14,147      E      8,808
                                                                  ============      ============

M E X X   G R O U P   B. V.
CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2000

(Currency - thousands of euros)

                                                                          2000              1999
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Operating income                                              E     25,026      E     14,761
                                                                  ------------ -----------------

    Depreciation of fixed assets                                         7,560             5,155
    Increase/(decrease) provisions                                         (29)               71
                                                                  ------------      ------------

                                                                         7,531             5,226
                                                                  ------------      ------------

    Increase in inventory                                              (24,137)          (20,193)
    Increase in current assets other than
       inventory and cash                                               (6,834)           (4,399)
    Increase in short-term liabilities other than
       loans, bank overdrafts, income taxes and interest                12,276            15,666
    Translation differences in working capital                             626              (646)
                                                                  ------------      ------------

              Change in working capital                                (18,069)           (9,572)
                                                                  ------------      ------------

    Interest paid, net                                                  (7,454)           (4,491)
    Income taxes paid                                                   (1,393)           (1,006)
                                                                  ------------      ------------


              Net cash from operating activities                         5,641             4,918
                                                                  ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES

    Additions to tangible fixed assets, net                            (22,295)          (10,455)
    Dispositions/acquisitions of investments
       in related group companies                                       (5,316)           (1,423)
    Increase in loans to shareholders                                      (29)             (147)
                                                                  ------------      ------------

              Net cash used in investing activities                    (27,640)          (12,025)
                                                                  ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES

    Redemption of subordinated loans                                      (726)             (363)
    Increase of loans, net                                                 844               503
                                                                  ------------      ------------

              Net cash from financing activities                           118               140
                                                                  ------------      ------------

              Net decrease in cash                                E    (21,881)     E     (6,967)
                                                                  ============      ============

M E X X   G R O U P   B. V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2000

(Currency - thousands of euros)


1. General          Activities and structure

                    Mexx Group B.V. and subsidiaries ("the Group") are engaged in the design, wholesale distribution and retail sales of fashion apparel and accessories under the Mexx brand labels. The Group's products are sold in a number of countries throughout Europe, Africa, Asia and Canada. Furthermore, the Group receives licensing income for allowing third parties to use the brand name "Mexx". The company has its legal seat in Voorschoten, The Netherlands.

                    The apparel and accessories are manufactured by third parties in several countries in the Far East and Europe. These activities are co-ordinated and supervised by the Group in The Netherlands and Hong Kong ("the agents"). Under the relevant agreements, the agents maintain inventories on behalf of group companies and third party distributors.

2. Principles of    All significant intercompany balances and transactions are
   consolidation    eliminated in consolidation. The consolidated financial
                    statements integrally include the financialstatements of Mexx Group B.V. and operating group companies as presented in the section Other information, which are economically and organizationally linked to the company.

                    Assets, shareholders' equity and liabilities of foreign group companies not denominated in euros are for consolidation purposes translated into euros at the rates of exchange prevailing at year-end. Income and expense are translated at the average rates of exchange for the year. Gains and losses resulting from the translation of financial statements of foreign companies are recorded directly in shareholders' equity.

                    With respect to the Dutch subsidiaries of the company, the provisions of Article 403, Book 2 of the Dutch Civil Code have been used.

3. Accounting       General
   principles
                    The accounting principles are summarized below. These accounting principles have all been applied consistently throughout the year and the preceding year.

                    Assets and liabilities are stated at face value unless indicated otherwise.

                    Assets and liabilities denominated in foreign currencies are translated into euros at the rates of exchange prevailing at year-end. Transactions in foreign currencies are translated at the rates of exchange prevailing at the date of the transaction (or, if hedged, at the forward contract rate). The exchange results are recorded under financial income and expense in the statement of income.

                    Goodwill

                    Goodwill originating from the acquisition of investments represents the difference of the net asset value and the acquisition costs of the investments at the time of the acquisition. The goodwill is fully written off from the equity in the year of acquisition of investments.

                    Tangible fixed assets

                    Tangible fixed assets are stated at the acquisition cost, less straight-line depreciation. Shops are depreciated at date of opening. The depreciation is calculated on the basis of acquisition cost less residual value and the estimated useful life of the related asset. The estimated useful lives are:

                    Buildings                             10 - 33 years
                    Leasehold improvements                2 - 10 years
                    Furniture and fixtures                5 years
                    Other tangible fixed assets           3 - 10 years

                    Tangible fixed assets are revaluated in case of permanent impairment. Tangible fixed assets operated by the company under a financial lease agreement are capitalized. The related debt, is presented under long-term liabilities. The interest component included in the future lease installments is charged to income over the lease period.

                    Tangible fixed assets under construction are stated at the lower of cost or net realisable value. The main part of these costs includes external fees.

                    Inventory

                    Trade goods and goods in transit are stated against purchase price and mark-ups for inventory related costs. Inventory is stated at the lower of these costs or net realizable value.

                    Costs of samples are deferred and charged to the income statement commensurate with the period in which the revenues of the respective season are recognised. Deferred sample costs are recorded under inventory.

                    Accounts receivable

                    Accounts receivable are stated at face value, less an allowance for possible uncollectible accounts.

                    Provision for deferred income taxes

                    The value of certain assets and liabilities for tax purposes is different from the value in the statutory accounts. The provision for deferred income taxes relating to these temporary differences is determined on the basis of the tax rate in effect at year-end in the applicable countries.

                    Financial instruments

                    The company uses off-balance sheet financial instruments to hedge its potential exposures to movements in currency exchange rates and to assume trading positions. These financial instruments include forward rate agreements and currency options.

                    Financial instruments, which are designated as hedges of assets, liabilities, firm commitments or transactions existing at balance sheet date, are combined with the underlying positions being hedged.

                    Unrealised results of financial instruments designated as hedges of assets, liabilities, firm commitments or transactions existing at balance sheet date, are deferred and recognised at the date the underlying positions are effectuated.

                    Recognition of income

                    Net sales are determined on the basis of the value of goods invoiced to third party distributors and ultimate customers of the group (including co-ordination and supervision fees and excluding taxes) less discounts granted. Sales are recognised upon delivery of the goods. Cost of sales is recorded in the same period as sales are recognised.

                    Other revenues and expenses are recorded in the period in which they originate.

4. Tangible fixed   The movement of tangible fixed assets is as follows:
   assets
                                    Lease-
                          Land        hold   Furniture
                           and    Improve-         and
                     Buildings       ments    Fixtures       Other      Total
                     ---------   ---------   ---------   ---------   ---------

  Book value
  January 1          E   9,556   E  10,185   E   6,715   E   5,432   E  31,888
  Additions              3,105       9,415       6,099       7,521      26,140
  Retirements                -      (3,590)       (224)        (32)     (3,846)
  Depreciation            (851)     (1,613)     (3,034)     (2,062)     (7,560)
  Translation
  adjustment               130          (7)        (30)         (9)         84
                     ---------   ---------   ---------   ---------   ---------

  Book value
  December 31        E  11,940   E  14,390   E   9,526   E  10,850   E  46,706
                     =========   =========   =========   =========   =========

                    The composition of tangible fixed assets at December 31, 2000 is as follows:
                                    Lease-
                          Land        hold   Furniture
                           and    Improve-         and
                     Buildings       ments    Fixtures       Other      Total
                     ---------   ---------   ---------   ---------   ---------

  Historical cost    E  17,671   E  20,621   E  22,518   E  21,419   E  82,229
  Accumulated
  depreciation           5,731       6,231      12,992      10,569      35,523
                     ---------   ---------   ---------   ---------   ---------

  Book value
  December 31        E  11,940   E  14,390   E   9,526   E  10,850   E  46,706
                     =========   =========   =========   =========   =========

                    Other tangible fixed assets consist primarily of office equipment, software, pre-opening costs and key money.

5. Current value    The approximate current value and book value of land and
                    buildings are specified as follows:

                                                   2000         1999
                                                ----------   ----------

                    Current value               E   17,744   E   14,269
                    Book value                      11,940        9,556
                                                ----------   ----------

                    Surplus before tax effect   E    5,804   E    4,713
                                                ==========   ==========

                    The current value of land and buildings is based upon recent purchase prices or third party appraisals.

                    The current values of other tangible fixed assets do not significantly differ from their stated value.

                    Intangible fixed assets are not capitalised in the balance sheet. Goodwill originating from the acquisition of investments is written off from the equity in the year of acquisition of investments.

6. Accounts         Accounts receivable, as presented under current assets,
   receivable       mature within one year.
                    Accounts receivable are partially denominated in foreign currencies.

                    Several Group companies have a factoring agreement in place in which a bank, against pledging of the receivable and the potential revenues from the applicable credit insurance, advances 90 percent of the outstanding receivable. At year-end 2000, the total amount advanced, E43,107 (1999 - E19,449) was netted with the accounts receivable balance.

7. Subordinated     The subordinated loans are specified as follows:
    loans
                                                  2000         1999
                                                ---------   ---------

                    NIB                         E   2,541   E   3,267
                    Shareholders                    1,815       1,815
                                                ---------   ---------

                                                E   4,356   E   5,082
                                                =========   =========

                    The NIB subordinated loan is repayable in the period between 2001 and 2004. The short-term part of this loan amounts to E726 (1999 - E726). The NIB subordinated loan bears an interest of EURIBOR +1.75%.
                    The subordinated loans from shareholders are repayable when certain minimum equity ratios are met. The subordinated loans bear an interest of 7% (1999 - 7%).

8. Mortgage         The composition of mortgage loans is as follows:
   loans
                                                         2000         1999
                                                      ----------   ---------

    Loan in connection with real estate
        in The Netherlands                            E    5,626   E   5,808
    Loan in connection with real estate in Germany           614       1,227
    Loan in connection with real estate in Far East          766           -
                                                      ----------   ---------

                                                      E    7,006   E   7,035
                                                      ==========   =========

                    The loan in connection with the Dutch real estate bears an interest of 8% and is repayable in the period between 2001 and 2032. The loan in connection with the German real estate bears an interest of 5.65% and is repayable in the period between 2001 and 2002. The loan in connection with the Far East real estate bears an interest of 9.5% and is repayable in the period between 2001 and 2007.

                    The short-term portions of these long-term loans are presented under short-term liabilities.

9.  Short-term      All short-term liabilities mature within one year.
    liabilities     Liabilities to suppliers are partially denominated in
                    foreign currencies. The foreign currencies include among others US dollars and Hong Kong dollars.

10.  Income         The company and its wholly owned Dutch subsidiaries
     taxes          constitute a fiscal unit.
                    The provision for income taxes shown in the consolidated statement of income reflects current and deferred income tax payables over income in the countries where the Group had profitable operations in 2000. In The Netherlands the company used all its available tax loss carry-forward. In several countries the Group has tax losses carry-forward of approximately E20,100, which are available to reduce future tax liabilities. The effective tax rate is 19.5%.

11.  Credit         The company and its subsidiaries have credit facilities
     facilities     available at December 31, 2000 amounting to approximately
                    E153,060 (1999 - E98,083), for the financing and factoring of receivables, inventories (goods in transit), work in progress with third parties and fixed assets. The available credit facility granted by the factoring companies varies with the outstanding accounts receivable and inventory balances.

                    In addition, the company and its subsidiaries have financial guarantee facilities available at December 31, 2000 amounting to approximately E19,785 (1999 - E13,187), which can only be used for documentary credits, rent guarantees and foreign exchange contracts.

                    The composition of the credit facilities is as follows:


                                        Facility     Usage  Facility    Usage
                                            2000      2000      1999     1999
                                        --------  --------  --------  -------

       Goods and receivables financing  E 89,848  E 78,096  E 60,439  E 56,977
       Overdraft                          43,427    21,981    24,457     5,709
       Financial guarantee facilities     19,785    11,435    13,187     9,140
                                        --------  --------  --------  -------

                                        E153,060  E111,512  E 98,083  E 71,826
                                        ========  ========  ========  ========

                    Land and buildings, certain other fixed assets, a significant portion of inventory of finished goods, accounts receivable and cash have been assigned as collateral in connection with these facilities, mortgage and other loans from credit institutions.

12. Commitments     Purchase commitments

                    The Group has in its ordinary course of business activities entered into purchase commitments in Hong Kong dollars and euros, which amount to E43,050 at December 31, 2000 (1999 - E32,000). A major portion of these commitments is offset by presales in euros to customers.

                    Rental obligations and operational lease commitments

                    Total commitments in connection with rental obligations and operational lease commitments amount to approximately E209,346 (1999 - E160,087) and terminate from 2001 to 2023.
                    The short-term portion of these liabilities amounts to approximately E25,708 (1999 - E21,333). The portion, which is due after 5 years, amounts to approximately E108,227 (1999 - E79,365).

                    Guarantees

                    The Group has issued various guarantees and letters of credit which have been entered into in the normal course of business. No material losses are anticipated from these contingent liabilities to the extent they have not been provided for in the balance sheet.

13. Contingent      The company received a claim from a franchisee amounting to
    liabilities     approximately E10,000. Management believes that the claim
                    lacks merit.Accordingly, no provision is reflected in the financial statements.

14. Segment         The composition of net sales by geographical segment is as
    information     follows:

                                                  2000             1999
                                              -----------      -----------

                    The Netherlands           E    90,711      E    64,378
                    Belgium                        45,697           39,524
                    Germany                        93,268           66,654
                    Other European
                       countries                  111,508           84,494
                    Countries outside
                       Europe                      40,591           28,456
                                              -----------      -----------

                                              E   381,775      E   283,506
                                              ===========      ===========

15. Financial       Financial income and expense are specified as follows:
    income and
    expense

                                                  2000             1999
                                              -----------      -----------

                    Interest income           E     1,092      E       864
                    Interest expense               (8,546)          (5,355)
                                              -----------      -----------

                                              E    (7,454)     E    (4,491)
                                              ===========      ===========

16. Personnel       Labor cost is specified as follows:

                                                  2000             1999
                                              -----------      -----------

                    Salaries and wages        E    44,208      E    35,141
                    Other social security
                       contributions                5,652            4,539
                    Pension cost                    1,203            1,006
                                              -----------      -----------

                                              E    51,063      E    40,686
                                              ===========      ===========

                    The average number of personnel during the year was approximately 1,941 (1999 - 1,485), employed in the following functional areas:

                                                  2000            1999
                                               -----------     ---------

                    Wholesale, marketing
                       and retail support            1,295           998
                    General and administrative         646           487
                                               -----------     ---------

                                                     1,941         1,485
                                               ===========     =========

17. Financial
    instruments     The Group uses various types of off-balance sheet financial instruments to hedge currency exchange rate exposures resulting from cash flows from anticipated business activities. The contract amounts of financial instruments, specified below, are indicative of the companies use of derivatives but are not necessarily a measure for the exposure to market through its use of financial instruments.
                    The company and its subsidiaries have entered into collar contracts with an underlying value of USD45,000 to manage the dollar exposure. Furthermore, the company entered into US dollar forward contracts amounting to E33,719 (1999 -
                    E20,511). These foreign exchange derivatives mature in 2001.
                    The amount of deferred results at December 31, 2000, determined on the basis of fair values applied by banks, amounted to a loss of approximately E3,300. The results will be recognised at maturity in 2001. Furthermore, the Company entered into a USD put-option contract amounting to E 26,931
                    (1999 - E 21,000). The result on this option contract, determined on the basis of market value applied by banks is recognised in 2000. This contract matures in 2001.

18. Cash flow
    statement       The cash flow statement is derived from the statement of
                    income and the other changes between the opening and closing balance sheet (the indirect method). The cash flow statement shows the mutation in the net bank overdraft.

                                                  2000            1999
                                               -----------     ----------

                    Cash                       E     2,264     E   10,412
                    Bank overdrafts                (56,970)       (43,237)
                                               -----------     ----------

                                               E   (54,706)    E  (32,825)
                                               ===========     ==========

                    For a number of reasons, principally due to the effect of translation differences, certain items in the cash flow statement do not correspond to the differences between the balance sheet amounts for the respective items.

M E X X   G R O U P   B. V.
BALANCE SHEET
AT DECEMBER 31, 2000

(Currency - thousands of euros)


                                                                      2000              1999
----------------------------------------------------------------------------------------------------------

A S S E T S
FINANCIAL FIXED ASSETS                                            E     80,123      E     71,529
                                                                  ------------      ------------

CURRENT ASSETS
    Accounts receivable-
       Group companies                                                  30,782            11,119
       Shareholders                                                        219               253
       Other receivables and prepaid expenses                               26                 -
                                                                  ------------      ------------
                                                                        31,027            11,372
                                                                  ------------      ------------

    Cash                                                                     -             4,826
                                                                  ------------      ------------

           Total current assets                                         31,027            16,198
                                                                  ------------      ------------

           Total assets                                           E    111,150      E     87,727
                                                                  ============      ============


SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
    Issued and paid-in capital                                    E      1,438      E      1,438
    Additional paid-in surplus                                          18,043            18,043
    Retained earnings                                                   19,443             9,901
                                                                  ------------      ------------
           Total shareholders' equity                                   38,924            29,382
                                                                  ------------      ------------

SUBORDINATED LOANS                                                       4,356             5,082
                                                                  ------------      ------------
           Total capital at risk                                        43,280            34,464
                                                                  ------------      ------------

LONG-TERM LIABILITIES
    Bank loans                                                                               117
    Group companies                                                     15,275            15,276
                                                                  ------------      ------------
           Total long-term liabilities                                  15,275            15,393
                                                                  ------------      ------------

SHORT-TERM LIABILITIES
    Bank overdrafts                                                     21,198            10,262
    Group companies payable                                             26,602            18,757
    Accrued liabilities and other debts                                  4,795             8,851
                                                                  ------------      ------------
           Total short-term liabilities                                 52,595            37,870
                                                                  ------------      ------------

           Total shareholders' equity and liabilities             E    111,150      E     87,727
                                                                  ============      ============

M E X X   G R O U P   B. V.
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000

(Currency - thousands of euros)


                                                                      2000              1999
--------------------------------------------------------------------------------------------------------------

LOSS AFTER TAXES                                                  E       (163)     E     (4,464)

INCOME FROM SUBSIDIARIES                                                14,310            13,272
                                                                  ------------      ------------


           Net income                                             E     14,147      E      8,808
                                                                  ============      ============

M E X X   G R O U P   B. V.
NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2000


(Currency - thousands of euros)


1. General          The operations of Mexx Group B.V. ("the company") consist of the holding of interests in and the management of the companies in the Mexx Group.

                    In accordance with Article 402, Book 2 of the Dutch Civil Code the statement of income is presented in abbreviated form.

2. Accounting       General
   principles
                    The accounting principles as described in the notes to the consolidated financial statements also apply to the company-only financial statements, unless indicated otherwise.

                    Investments

                    Investments in group companies are stated at the net asset value. The net asset value is determined on the basis of the accounting principles as applied by the company. Dividend withholding taxes, payable over earnings retained by group companies at the time of the distribution of such earnings, have not been provided for. Such withholding taxes are provided for when dividends are declared.

3. Financial fixed  Financial fixed assets are specified as follows:
   assets
                                                      2000              1999
                                                  ------------      ------------

    Shareholders                                  E      3,118      E      3,118
    Advances and receivables group companies             7,874            24,091
    Investments                                         69,131            44,320
                                                  ------------      ------------

                                                  E     80,123      E     71,529
                                                  ============      ============

                    The movement in financial fixed assets is as follows:

                                                   2000           1999
                                                -----------   -----------

    Balance January 1                           E    71,529   E    48,907
    Advances and equity contributions                     -         9,612
    Result from investments                          14,310        13,272
    Dividends declared                                    -          (133)
    Legal restructuring                              (1,606)            -
    Goodwill                                         (4,402)       (1,423)
    Translation difference                              292         1,301
    Other                                                 -            (7)
                                                -----------   -----------

    Balance December 31                         E    80,123   E    71,529
                                                ===========   ===========

   Legal restructuring represents the movement of several group companies to optimize the legal structure. This consists of reclassifications between investments and receivables on group companies.

4. Shareholders'    The movement in shareholders' equity is as follows:
    equity
                                 Issued        Addi-
                                    and       tional
                                Paid-in      Paid-in     Retained
                                Capital      Surplus     Earnings        Total
                              ---------    ---------    ---------    ---------
    Balance January 1         E   1,438    E  18,043    E   9,901    E  29,382
    Result for the year               -            -       14,147       14,147
    Goodwill                          -            -       (5,316)      (5,316)
    Translation                       -            -          711          711
                              ---------    ---------    ---------    ---------

    Balance December 31       E   1,438    E  18,043    E  19,443    E  38,924
                              =========    =========    =========    =========

     The issued share capital is specified as follows:

                                                     Number       Par value
                                                         of         atE0.43
                                                     shares            each
                                             --------------    ------------

       Ordinary shares class A                    2,535,322    E      1,093
       Ordinary shares class B                      800,628             345
       Preference shares class D                         34               -
       Preference shares class E                         95               -
                                                               ------------

                                                               E      1,438

     Preference shares are redeemable at the company's option at any time, in four annual installments, totaling E18,043, if and to the extent that certain balance sheet ratios are met. These ratios include amongst others equity ratios of 30% and 35% under consolidated balance sheet.

5. Several          The company has assumed several liabilities for all legal
   liabilities      transactions carried by the Dutch group companies.

6. Statutory        Regarding disclosure of Director's remuneration, the
   director and     provisions of Article 383, Book 2 of the Dutch Civil Code
   supervisory      have been applied. The board of supervisory directors
   directors        received E57 remuneration (1999 - directors E23).

OTHER INFORMATION


(Currency - thousands of euros)


Appropriation of    The net income ofE14,147 has been added to the retained
income              earnings, which has been reflected in the financial
                    statements.

                    The articles of incorporation provide the following:

                    The balance, if any, of distributable profits of the company will be used to create a separate reserve to be kept in the company's books (hereinafter the "profit reserve N"). The additions to this profit reserve N will be equal to ten percent (10%) of the loan granted to the company by "Nationale Investeringsbank N.V.". If in any year, the distributable profit does not permit a full reservation of 10% of the loan, the shortfall will be recovered from future years, distributable profits. The reserve N at December 31, 2000 amounts to E1,452 (1999 - E1,089).

                    If, and to the extent, there are any distributable profits available after meeting the obligations of the contingent liability of cumulative preference shares as at December 31, 2000 and the profit reserve N, an eight percent (8%) cumulative preferred dividend will be distributed on class D preference shares starting in 1996 subject to certain equity ratio conditions. The contingent payable cumulative 8% dividend on the preference D shares at December 31, 2000 amounts to E11,845 (1999 - E10,599).

                    After meeting the obligations of the above, the balance, if any, of the distributable profits will be used to pay a four percent (4%) cumulative preference dividend to holders of class E preference shares. The contingent payable dividend on the class E preference shares at December 31, 2000 amounts to E431 (1999 - E345).

                    Remaining profits are allocated to dividend reserves per class of shares commensurate with the number of issued shares per class. The final appropriation of the dividend reserves is determined at the disposal of the Annual General Meeting of Shareholders.

                    No dividend on ordinary shares can be declared as long as the above mentioned cumulative dividend has not been paid.

Mexx subsidiaries



  Name                         % of ownership   Legal Seat       Country

  Mexx Nederland B.V.               100         Houten           The Netherlands
  Mexx Europroduction B.V.          100         Leiden           The Netherlands
  Mexx Europe B.V.                  100         Leiden           The Netherlands
  Mexx International B.V.           100         Voorschoten      The Netherlands
  Mexx Investment B.V.              100         Voorschoten      The Netherlands
  Mexx Retail B.V.                  100         Voorschoten      The Netherlands
  Mexx Holding 1 B.V.               100         Voorschoten      The Netherlands
  Mexx Holding 2 B.V.               100         Voorschoten      The Netherlands
  Mexx Holding International B.V.   100         Voorschoten      The Netherlands
  Mexx Holding Netherlands B.V.     100         Voorschoten      The Netherlands
  Mexx Lijnbaan Rotterdam B.V.      100         Rotterdam        The Netherlands
  Mexx Sport Benelux B.V.           100         Kaatsheuvel      The Netherlands
  Xxtra Kinderkleding B.V.          100         Voorschoten      The Netherlands
  Mexx Holding GmbH                 100         Korschenbroich   Germany
  Mexx Deutschland GmbH             100         Korschenbroich   Germany
  Mexx Modehandels GmbH             100         Korschenbroich   Germany
  Mexx Modehandels AG               100         Muttenz          Switzerland
  Mexx France S.A.                  100         Paris            France
  Weststore S.A.R.L.                100         Paris            France
  Mexx Boutiques S.A.R.L.           100         Paris            France
  Mexx Southern Europe s.l.         100         Madrid           Spain
  Mexx Austria GmbH                 100         Salzburg         Austria
  Mexx Ltd.                         100         London           United Kingdom
  Mexx Belgium N.V.                 100         Brussels         Belgium
  Retrain N.V.                      100         Brussels         Belgium
  Mexx Denmark A/S                  100         Copenhagen       Denmark
  Mexx Hungary Ltd.                 100         Budapest         Hungary
  Mexx Middle East Centre fze       100         Dubai            UAE
  Mexx Far East Ltd.                100         Kowloon          China
  Mexx Asia Pacific Ltd.            100         Kowloon          China
  Mexx Scandinavia A/S              100         Oslo             Norway
  Mexx Scandinavia Finland OY       100         Helsinki         Finland
  Mexx Scandinavia AB               100         Stockholm        Sweden
  Mexx Direct GmbH & Co KG          49          Hamburg          Germany


Branch offices

Mexx Holding International B.V. has a branch office in India. Mexx Europe B.V. has a branch office in Dubai.

MEXX GROUP B.V.
UNAUDITED CONDENSED CONSOLIDATED PROFIT AND LOSS STATEMENT FOR THE PERIOD ENDED 31 MARCH 2001

(All amounts in thousands of EURO)



                                                     31-Mar
                                                      2001
                                                   Unaudited

NET SALES                                        E     110,508

COST OF SALES                                           59,305
                                                 --------------

 Gross profit                                           51,203

SELLING AND DISTRIBUTION EXPENSES                       27,836

GENERAL AND ADMINISTRATIVE EXPENSES                     16,928
                                                 --------------

 Operating income                                        6,439

NET FINANCE INCOME AND EXPENSES                          2,575

                                                 --------------
 Income from ordinary operations
 before provision for income tax                         3,864

PROVISION FOR INCOME TAX                                   841
                                                 --------------

 Net income                                      E       3,023
                                                 --------------

MEXX GROUP B.V.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET AT 31 MARCH 2001

(All amounts in thousands of EURO)



                                                  31-Mar-01
                                                  Unaudited

FIXED ASSETS
Tangible fixed assets                          E        48,807
Loans to shareholders and directors                      3,517
                                               ---------------
     Total Fixed Assets                                 52,324

CURRENT ASSETS
Inventory                                               83,157
Accounts receivable - trade                             25,272
Accounts receivable - shareholders                         483
Accounts receivable - other                             14,438
Cash                                                     3,230
                                               ---------------
     Total Current Assets                              126,580
                                               ---------------

TOTAL ASSETS                                   E       178,904
                                               ---------------


SHAREHOLDERS' EQUITY                           E        43,017

SUBORDINATED LOANS                                       4,356

DEFERRED TAX                                               537

LONG-TERM LIABILITIES
Credit instutions                                        9,474
Other debt                                               3,791
                                               ---------------
     Total Long-Term Liabilities                        13,265

SHORT TERM LIABILITIES
Bank overdrafts                                         74,542
Suppliers                                               25,010
Taxes and Social Security contributions                  4,710
Accrued liabilities and other debts                     13,467
                                               ---------------
     Total Short Term Liabilities                      117,729
                                               ---------------

SHAREHOLDERS' EQUITY AND LIABILITIES           E       178,904
                                               ---------------

                                 MEXX GROUP B.V.
     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Mexx Group B.V. and its operating group companies that are economically and organizationally linked to the company. All significant inter-company balances and transactions have been eliminated in consolidation.

Assets and shareholders' equity and liabilities of foreign group companies not denominated in euros are for consolidation purposes translated into euros at the rates of exchange prevailing at the end of the quarter. Income and expense are translated at the average rates of exchange for the quarter. Gains and losses resulting from the translation of financial statements of foreign companies are recorded directly into shareholders' equity.

With respect to the Dutch subsidiaries of the company, the provisions of Article 403, Book 2 of the Dutch Civil Code have been used.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP") for interim financial information and in a manner consistent with that used in the preparation of the December 31, 2000 audited consolidated financial statements of Mexx Group B.V.

Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for a full year. In addition, the unaudited interim consolidated financial statements do not include all information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements of Mexx Group B.V. for the year ended December 31, 2000.

UNAUDITED PRO FORMA FINANCIAL INFORMATION.

                                  INTRODUCTION

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001 and Unaudited Pro Forma Condensed Combined Statements of Income for the quarter ended March 31, 2001 and for the year ended December 30, 2000 give effect to the purchase by Liz Claiborne, Inc. and its wholly-owned and majority-owned subsidiaries (the "Company") of Mexx Group B.V. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with: (1) the audited financial statements of Mexx Group B.V. for the year ended December 31, 2000 and unaudited financial statements of Mexx Group B.V. for the period ended March 31, 2001, which were prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP"), included as
Exhibit 99.2 to this Current Report on Form 8-K/A; and (2) the Company's Annual Report on Form 10-K for the year ended December 30, 2000 and the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 2001. Adjustments have been made to reflect the financial statements of Mexx Group B.V. in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), which principles vary in certain significant respects from Dutch GAAP.

The acquisition of Mexx Group B.V. will be accounted for using the purchase method of accounting in accordance with U.S. GAAP. Accordingly, the purchase consideration, including estimated fees and expenses, for acquiring Mexx Group B.V. will be allocated to the tangible and intangible assets acquired and the liabilities assumed, with the excess cost being allocated to goodwill and presented as an intangible asset. A preliminary allocation of the purchase price of Mexx Group B.V. has been reflected in the Unaudited Pro Forma Condensed Combined Financial Information. A final allocation of the purchase price of Mexx Group B.V. is ongoing and is dependent on the completion of certain valuations and other studies which are expected to be completed prior to the end of fiscal 2001. The amortization period of the excess cost over the fair value of assets acquired is currently expected to be twenty years.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only, do not purport to represent what actual results of operations or financial position would have been had the acquisition of Mexx Group B.V. occurred on the respective dates assumed, and are not necessarily indicative of the Company's future operating results.

The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect management's estimate of any anticipated cost savings or other benefits as a result of the acquisition.

                               LIZ CLAIBORNE, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                   (Unaudited)


                                                   Liz               Mexx           Pro Forma                   Pro Forma
                                             Claiborne, Inc.      Group B.V.       Adjustments                   Combined
                                                March 31,         March 31,         March 31,                   March 31,
                                                   2001              2001              2001                        2001
(Amounts in thousands of US$)                  (Unaudited)       (Unaudited)       (Unaudited)                 (Unaudited)
------------------------------------------------------------------------------------------------------------------------------
Assets
   Current Assets:
     Cash and cash equivalents                 $    21,841       $     2,857       $         -                 $    24,698
     Accounts receivable - trade                   552,713            18,336            34,593   (b)               605,642
     Inventories                                   440,890            52,783                 -                     493,673
     Deferred income taxes                          29,043            29,270            (8,927)  (d)                49,386
     Other current assets                           76,063            12,770                 -                      88,833
                                             ----------------- ----------------- -----------------           -----------------
       Total current assets                      1,120,550           116,016            25,666                   1,262,232
                                             ----------------- ----------------- -----------------           -----------------

   Property and Equipment - Net                    296,258            36,857                 -                     333,115
   Goodwill and Intangibles - Net                  272,987             6,224           157,883   (a)(b)(c)(d)      437,094
   Other Assets                                     42,199             5,440                 -                      47,639
                                             ----------------- ----------------- -----------------           -----------------
Total Assets                                   $ 1,731,994       $   164,537       $   183,549                 $ 2,080,080
            -
                                             ----------------- ----------------- -----------------           -----------------

Liabilities and Stockholders' Equity
   Current Liabilities:
     Short-term debt                           $         -       $    65,932       $   204,300   (a)(b)        $   270,232
     Accounts payable                              177,117            22,121                 -                     199,238
     Accrued expenses                              167,233            17,900            21,771   (c)               206,904
     Income taxes payable                           17,242                 -                 -                      17,242
                                             ----------------- ----------------- -----------------           -----------------
       Total current liabilities                   361,592           105,953           226,071                     693,616
                                             ----------------- ----------------- -----------------           -----------------

   Long-Term Debt                                  397,876             8,380                 -                     406,256
   Other Non-Current Liabilities                    15,000             7,206                 -                      22,206
   Deferred Income Taxes                            35,892               476                 -                      36,368
   Commitments and Contingencies
   Minority Interest                                 5,464                 -                 -                       5,464
   Stockholders' Equity                            916,170            42,522           (42,522)  (a)               916,170
                                             ----------------- ----------------- -----------------           -----------------
Total Liabilities and Stockholders' Equity     $ 1,731,994       $   164,537       $   183,549                 $ 2,080,080
                                             ================= ================= =================           =================

                               LIZ CLAIBORNE, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000
                                   (Unaudited)


                                                         Liz               Mexx           Pro Forma           Pro Forma
                                                   Claiborne, Inc.      Group B.V.       Adjustments           Combined
                                                     December 30,      December 30,      December 30,        December 30,
                                                         2000              2000              2000                2000
(Amounts in thousands of US$ except share data)      (Unaudited)       (Unaudited)       (Unaudited)         (Unaudited)
----------------------------------------------------------------------------------------------------------------------------

Net Sales                                            $ 3,104,141       $   352,722       $         -         $ 3,456,863

   Cost of goods sold                                  1,870,269           179,553                 -           2,049,822
                                                   ----------------- ----------------- -----------------   -----------------

Gross Profit                                           1,233,872           173,169                 -           1,407,041

   Selling, general and administrative expenses          909,142           161,115             7,894   (a)     1,078,151

   Restructuring Charge                                   21,041                 -                 -              21,041
                                                   ----------------- ----------------- -----------------   -----------------

Operating Income                                         303,689            12,054            (7,894)            307,849
                                                   ----------------- ----------------- -----------------   -----------------

   Other income (expense) - net                            6,658                                                   6,658
   Interest (expense) income - net                       (21,917)           (6,887)           (9,042)  (b)       (37,846)
                                                   ----------------- ----------------- -----------------   -----------------

Income Before Provision for Income
   Taxes                                                 288,430             5,167           (16,936)            276,661

   Provision for income taxes                            103,835             1,007            (5,244)  (c)        99,598
                                                   ----------------- ----------------- -----------------   -----------------

Net Income                                           $   184,595       $     4,160       $   (11,692)        $   177,063
                                                   ================= ================= =================   =================


Net Income per Weighted Average Share, Basic         $      3.46                                             $      3.32

Net Income per Weighted Average Share,
   Diluted                                           $      3.43                                             $      3.29

Weighted Average Shares, Basic                            53,407                                                  53,407

Weighted Average Shares, Diluted                          53,747                                                 53,747

Dividends Paid per Common Share                      $      0.45                                            $      0.45

                               LIZ CLAIBORNE, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                   (Unaudited)


                                                         Liz               Mexx           Pro Forma           Pro Forma
                                                   Claiborne, Inc.      Group B.V.       Adjustments           Combined
                                                      March 31,         March 31,         March 31,           March 31,
                                                         2001              2001             2001                 2001
(Amounts in thousands of US$ except share data)      (Unaudited)       (Unaudited)       (Unaudited)         (Unaudited)
----------------------------------------------------------------------------------------------------------------------------

Net Sales                                            $   826,650       $   102,176       $      -            $   928,826

   Cost of goods sold                                    503,788            55,272                 -             559,060
                                                   ----------------- ----------------- ----------------    -----------------

Gross Profit                                             322,862            46,904                 -             369,766

   Selling, general and administrative expenses          245,161            45,371             1,974  (a)        292,506
                                                   ----------------- ----------------- ----------------    -----------------

Operating Income                                          77,701             1,533            (1,974)             77,260
                                                   ----------------- ----------------- ----------------    -----------------

   Other income (expense) - net                             (951)                -                 -                (951)
   Interest (expense) income - net                        (5,656)           (2,381)           (2,262) (b)        (10,299)
                                                   ----------------- ----------------- ----------------    -----------------

Income (Loss) Before Provision (Benefit) for
   Income Taxes                                           71,094              (848)           (4,236)             66,010

   Provision (benefit) for income taxes                   25,594              (184)           (1,646) (c)         23,764
                                                   ----------------- ----------------- ----------------    -----------------

Net Income (Loss)                                    $    45,500       $      (664)      $    (2,590)        $    42,246
                                                   ================= ================= ================    =================


Net Income per Weighted Average Share, Basic         $      0.88                                            $      0.82

Net Income per Weighted Average Share,
   Diluted                                           $      0.87                                            $      0.81

Weighted Average Shares, Basic                            51,615                                                 51,615

Weighted Average Shares, Diluted                          52,239                                                 52,239

Dividends Paid per Common Share                      $      0.11                                            $      0.11

                NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (Unaudited)

1.   Basis of Presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001 has been prepared assuming the Company's acquisition of all of the outstanding ordinary and preference shares of Mexx Group B.V., a private company with limited liability incorporated and existing under the laws of the Netherlands, pursuant to a Share Purchase Agreement more fully described in Item 2 and
Exhibit 2 to the Company's previously filed Current Report on Form 8-K dated May 23, 2001, had occurred on March 31, 2001.

The historical financials of Mexx Group B.V. contained in Item 7 (a) to this Current Report on Form 8-K/A are denominated in Euros and have been prepared in accordance with accounting principles generally accepted in The Netherlands. Dutch GAAP varies in certain significant respects from U.S. GAAP. The amounts shown for Mexx Group B.V. in the Unaudited Pro Forma Condensed Combined Balance Sheet have been derived from Mexx Group B.V.'s unaudited Balance Sheet as of March 31, 2001 included in Item 7 (a) to this Current Report on Form 8-K/A, as adjusted to give effect to the differences between Dutch GAAP and U.S. GAAP. In addition, the amounts are presented in U.S. Dollars using the March 31, 2001 exchange rate of 0.8845 U.S. Dollars per Euro.

2.   Pro Forma Adjustments

Pro forma adjustments to reflect the acquisition of Mexx Group B.V. are described below.

     (a) Reflects the preliminary allocation to goodwill of the purchase price of approximately $157.9 million over the fair value of the net assets acquired and the liabilities assumed based on preliminary estimates and including adjustments set forth in Notes (b), (c) and (d) below.

     (b) Reflects the pay down of outstanding short-term indebtedness under the existing borrowing arrangements of Mexx Group B.V. in the amount of $100.5 million and the related reclassification of receivables in the amount of $34.6 million, as well as the amount of $169.7 million used to acquire all of the outstanding ordinary and preference shares of Mexx Group B.V. Financing is currently funded under a Euro 350 million 180-day bridge facility Credit Agreement, which will be replaced by a long-term borrowing agreement.

     (c) Reflects an adjustment for estimated transaction fees associated with the acquisition as well as estimated expenses related to the closing of certain under-performing retail stores as well as the elimination of certain other duplicate support functions within the Mexx Group B.V. enterprise, which were decided prior to the consummation of this transaction. The aggregate of the above items amount to $21.8 million.

     (d) Reflects the pro forma adjustment of the deferred tax asset generated by the U.S. GAAP adjustments.

           NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                   (Unaudited)

1.   Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statements of Income for the quarter ended March 31, 2001 and the year ended December 30, 2000 have been prepared assuming the Company's acquisition of Mexx Group B.V., more fully described in
Item 2 and Exhibit 2 to the Company's previously filed Current Report on Form 8-K dated May 23, 2001 had occurred on January 1, 2000.

The historical financial statements of Mexx Group B.V. contained in Item 7 (a) to this Current Report on Form 8-K/A are denominated in Euros and have been prepared in accordance with Dutch GAAP. Dutch GAAP varies in certain significant respects from U.S. GAAP. The amounts shown for Mexx Group B.V. in the Unaudited Pro Forma Condensed Combined Income Statements have been derived from Mexx Group B.V.'s unaudited income statements for the quarter ended March 31, 2001 and audited income statements for the year ended December 31, 2000 each as adjusted to give effect to the differences between Dutch GAAP and U.S. GAAP. The audited Income Statement for Mexx Group B.V. for the year ended December 31, 2000 is included in Item 7 (a) to this Current Report on Form 8-K/A. In addition, the amounts are presented in U.S. Dollars using average exchange rates of 0.9246 U.S. Dollar per Euro for the quarter ended March 31, 2001 and 0.9239 U.S. Dollar per Euro for the year ended December 31, 2000.

2.   Pro Forma Adjustments

Pro forma adjustments to reflect the acquisition of Mexx Group B.V. and other pro forma are described below. The pro forma information gives effect only to adjustments set forth in the accompanying notes herein and does not reflect management's estimate of any anticipated cost savings or other benefits as a result of the acquisition.

     (a) Reflects the amortization in the net amount of approximately $7.9 million and $2.0 million for the fiscal year ended December 30, 2000 and for the quarter ended March 31, 2001, respectively, based on the excess of cost over the fair value of net assets acquired of approximately $157.9 million arising from the acquisition of Mexx Group B.V., calculated using the straight-line method over 20 years.

     (b) Reflects net interest expense of approximately $9.0 million and $2.3 million for the fiscal year ended December 30, 2000 and for the three month ended March 31, 2001, respectively, from additional borrowings necessary to finance the acquisition of Mexx Group B.V. and to repay its outstanding short-term indebtedness. The interest expense adjustments are net of historical interest expense recorded by Mexx Group B.V. of $6.9 million and $2.4 million for the fiscal year ended December 30, 2000 and the three months ended March 31, 2001, respectively. Liz Claiborne, Inc. funded the transaction under a Euro 350 million 180-day bridge facility Credit Agreement at a Euro currency rate tied to EURIBOR plus an Applicable Margin. The weighted average borrowing rate for the period approximated 5.29%.

     (c) Reflects the income tax effect of the combined results of operations of Liz Claiborne, Inc. and Mexx Group B.V. after giving effect to the pro forma adjustments above, based upon a pro forma effective tax rate of 36.0%.

SIGNATURE

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:      July 20, 2001

                               LIZ CLAIBORNE, INC.




  By: /s/ Michael Scarpa              By: /s/ Elaine H. Goodell
      ------------------                  ---------------------
      MICHAEL SCARPA                      ELAINE H. GOODELL
      Vice President -                    Vice  President - Corporate Controller
      Chief Financial Officer             and Chief Accounting Officer
      (Principal financial officer)       (Principal accounting officer)